UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 16, 2007

THE CHILDREN’S PLACE RETAIL STORES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-23071	31-1241495
(State or Other Jurisdiction	(Commission File	(IRS The Company
of Incorporation)	Number)	Identification No.)

915 Secaucus Road, Secaucus, New Jersey, 07094
(Address of Principal Executive Offices) (Zip Code)

(201) 558-2400
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On April 16, 2007, The Children’s Place Retail Stores, Inc. (the “Company”) entered into an employment agreement with Susan J. Riley, who was elected the Company’s Executive Vice President, Finance and Administration on January 31, 2007. The agreement is effective as of February 4, 2007 (the beginning of the fiscal year of the Company following her election to such position) and continues until terminated by either Ms Riley or the Company by notice given in accordance with the agreement.

Pursuant to the employment agreement, Ms Riley with serve as the Company’s Executive Vice President, Finance and Administration, reporting dually to the Chief Executive Officer and the Board of Directors and will be a principal executive officer of the Company for purposes of the Company’s reporting obligations under the securities laws. Ms Riley under the employment agreement is entitled to an annual salary of $525,000 for the initial year of her employment, subject to annual review and adjustment, and is entitled to participate annually in, and eligible to receive an annual performance bonus pursuant to, the Company’s Annual Management Incentive Bonus Plan on a basis no less favorable than that applicable to any other executive officer of the Company, other than the Chief Executive Officer, and will be eligible for a bonus thereunder in an amount not less than 50% of her then annual salary (subject to achievement of the performance targets established under the plan). In addition, as soon as practicable (but in no event before such time as the Company determines that the Company is in compliance with the periodic reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended), Ms Riley will be granted, pursuant to and subject to the provisions of the Company’s Amended and Restated 2005 Equity Incentive Plan (the “2005 Equity Plan”), a restricted stock award for 15,000 restricted shares, with 5,000 of such restricted shares vesting on the first anniversary of the date of grant and 5,000 vesting on each of the next two anniversaries thereof. In respect of the Company’s 2008 fiscal year and subsequent fiscal years, Ms Riley shall be entitled to participate in the Company’s equity incentive plans on a basis no less favorable than that on which any other executive officer of the Company, other than the Chief Executive Officer, is permitted to participate. The employment agreement also provides for certain insurance and other benefits to be provided to Ms Riley by the Company on the same basis on which such benefits are from time to time generally made available to senior executives of the Company.

Ms Riley’s employment agreement provides that if Ms Riley’s employment is terminated by the Company without cause or by Ms Riley for good reason or, even without good reason, within one year following a change in control (as each such terms are defined in the agreement), Ms Riley will be entitled to (i) continuation of her annual base salary then in effect for a period of one year following the termination of her employment, plus (ii) a pro rata portion of the performance bonus she would have been entitled to receive for the year in which her employment terminated, calculated based on the target bonus established for her for the year under the Annual Management Incentive Plan or, if such target bonus has not been established at the time of termination of employment, on the basis of the target bonus for the previous year. Upon a change in control of the Company, the restricted stock awards Ms Riley is entitled to receive in connection with entering into the employment agreement, as referred to above, shall in accordance with their terms and the 2005 Equity Plan vest and be delivered to her immediately. In addition, with respect to the performance share award previously made to Ms Riley under the 2005 Equity Plan, if the performance criteria for such performance shares have been satisfied at the time, the delivery of such shares to her will be accelerated upon a termination of her employment by the Company without cause or by Ms Riley for good reason, even though under the terms of the award and the 2005 Equity Plan such shares would otherwise only be delivered to her if her employment continued until the scheduled time of delivery or upon an earlier change in control. Ms. Riley’s employment agreement also provides that Ms. Riley will not, with certain exceptions, engage or be engaged in a competing business or solicit the Company’s directors, officers and employees for a period of one year following termination of her employment.

A copy of the Employment Agreement is attached as an exhibit hereto and reference is made to the text of the agreement for further information regarding its specific terms.

Item 9.01.	Financial Statements and Exhibits.

The following exhibit is filed herewith.

99.1	Employment Agreement dated April 16, 2007 and is effective as of February 4, 2007 between The Children’s Place Retail Stores, Inc. and Susan J. Riley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHILDREN’S PLACE RETAIL STORES, INC.

Dated: April 19, 2007	By:	/s/ Ezra Dabah
Name: Ezra Dabah
Title: Chief Executive Officer

EXHIBIT INDEX

99.1	Employment Agreement dated April 16, 2007 and is effective as of February 4, 2007 between The Children’s Place Retail Stores, Inc. and Susan J. Riley.